UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2017

MOMENTOUS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-194636	46-4446281
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

PO Box 861, Sugar Land, Texas 77487-0861

(Address of principal executive offices)

800-314-8912

Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240,l4a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240,14d-2(b))

[  ] Pre-commencement communications pursuant to Rule I 3e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Unless otherwise indicated, in this Form 8-K, references to "we," "our," "us," the "Company," "MEG" or the "Registrant" refer to Momentous Entertainment Group, Inc.

Item 1.01. Entry into a Material Definitive Agreement.

On December 18, 2017, MEG executed a Membership Purchase Agreement with Skin Scientific LLC, a Delaware Limited Liability Company (the “Selling Company” or “SS”) represented by Daniel Zachary Tanjeloff, purchasing all of the membership interests in SS for $127,500 in cash, debt and newly-issued preferred stock of MEG, with SS becoming a wholly-owned subsidiary of MEG. SS owns and operates the website, https://getskinscientific.com, to offer skin care products and solutions through advertisers and marketing affiliates to customers worldwide.

SS was formed as an Delaware LLC on May 16, 2016 and generated in excess of $4 million in revenue for the year 2017 by selling while label skin care products through suppliers and markets through its own brand, Skin Scientific, via website, Affiliate Networks and Social Media outlets as well as other online platforms such as Amazon.

Membership Purchase Agreement with Skin Scientific LLC,

The total consideration for the purchase of all of the SS membership interests, the $127,500 as defined below (the “Consideration”).

Payment of Consideration. The Structure of the purchase price and payments is as follows:

(a) MEG paid a non-refundable $12,500 deposit at the date of the executed Letter of Intent on November 11, 2017.

(b) 1,175 Shares of Preferred B Stock were issued at closing. Each MEG Preferred B share carries voting and conversion rights equal to 1,000 shares of MEG common stock.

(c) MEG issued a Note Payable with a face amount of $100,000 payable in 24 equal monthly payments beginning 90 days from acquisition closing. The Note Payable bears interest at 6% per annum.

(d) MEG issued an interest-free Note Payable for $15,000) which is due and payable nine months from the closing date of this transaction.

(e) MEG and Seller agreed on a management consulting agreement the terms of which have yet to be determined.

(e) Seller allowed MEG to utilize existing merchant processing accounts until March 1, 2018 in exchange for $30,000 added to Seller’s reserve balance in his personal merchant processing accounts, which shall be paid through Skin Scientific LLC existing marketing and selling channels to Seller ahead of any payments made or reserves accrued on behalf of MEG.

(f) On January 3, 2018, MEG took assignment of the Skin Scientific LLC American Express $200,000 working capital credit line from previous seller.

The foregoing summary of certain terms of the Membership Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Exchange Agreement, a copy of which is attached hereto as Exhibit 10.12 and is hereby incorporated into this Current Report on Form 8-K (“Form 8-K”) by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference in response to this Item 2.01.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference in response to this Item 3.02.

The issuance of Company Series B Preferred Stock was undertaken in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(2) thereof. The issuance of Company Series B Preferred Stock did not involve a public offering and was made without general solicitation or advertising. The BF Majority Shareholders have represented that, among other things, that all represented parties are accredited investors, as such term is defined in Regulation D of the Securities Act.

Item 7.01 Regulation FD Disclosure.

On November 13, 2017, the Company issued a press release announcing that MEG has executed a Letter of Intent on the Skin Scientific LLC possible transaction. A copy of which is attached as Exhibit 99.14.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial information required by this Item 9.01 is not being filed herewith. It shall be filed not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

10.12	Membership Purchase Agreement, dated December 18 2017, by and among the Company and Skin Scientific LLC purchasing all memberships

10.13	24 Month Promissory Note – Daniel Zachary Tanjeloff
10.14	9 Month Promissory Note – Daniel Zachary Tanjeloff
99.14	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2018

Momentous Entertainment Group, Inc.

(Registrant)

/s/ Kurt E. Neubauer

KURT E. NEUBAUER

Chief Executive Officer